Exhibit 10.3

DATED                           2005

MIVA (UK) LIMITED

and

ADAM POULTER

___________________________________________

EXECUTIVE SERVICE AGREEMENT
___________________________________________

Service Agreement

TABLE OF CONTENTS

1.	INTRODUCTION	1

2.	COMMENCEMENT OF EMPLOYMENT AND TERM	1

3.	JOB TITLE AND DUTIES	2

4.	REMUNERATION	3

5.	PLACE OF WORK	6

6.	HOURS OF WORK	6

7.	BENEFITS	6

8.	HOLIDAY ENTITLEMENT	8

9.	SICKNESS/INCAPACITY	9

10.	TERMINATION	10

11.	CONFIDENTIALITY	13

12.	RESTRICTIONS DURING EMPLOYMENT	15

13.	POST-TERMINATION RESTRICTIONS	15

14.	INTELLECTUAL PROPERTY RIGHTS	17

15.	GRIEVANCE AND DISCIPLINARY PROCEDURE	18

16.	DATA PROTECTION	18

17.	TELECOMMUNICATIONS	19

18.	ASSOCIATED AND PARENT COMPANY	19

19.	NOTICES	20

20.	APPLICABLE LAW	20

21.	MISCELLANEOUS	20

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Service Agreement

THIS AGREEMENT is made on                                                         2005

BETWEEN:

(1)	MIVA (UK) LIMITED whose company registration number is 3971244 and whose registered office is at First Floor, Euston Xchange, 194 Euston Road, London NW1 2DA (the “Company”); and

(2)	ADAM POULTER of Waytefield, 9 Long Wood Drive, Jordans, Buckinghamshire, HP9 2SS (“you” or “your”).

1.	INTRODUCTION

1.1	This Agreement is in substitution for any previous agreement or arrangement between you and the Company which shall be deemed to be terminated by mutual agreement on the date hereof. The Company agrees to employ you and you agree to be employed by the Company on and subject to the terms and conditions set out in this Agreement and you hereby waive your rights to bring any claim against the Company in respect of the termination of any previous agreement or arrangement between you and the Company.

1.2	References in this Agreement to statutes or regulations shall include any statute or regulation modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted or extended by the same. Headings are for ease of reference only and shall not be taken into account in the construction of this Agreement. Words importing the singular number shall include the plural and vice versa and words importing the masculine shall include the feminine and neuter and vice versa.

2.	COMMENCEMENT OF EMPLOYMENT AND TERM

2.1	Your employment with the Company under the terms of this Agreement will begin on 14 October 2005 (your “Start Date") and will continue until terminated in accordance with this Agreement.

2.2	You warrant that by entering into and performing your obligations under this Agreement, you will not be in breach of any agreement with or obligation owed by you to any third party and that the Company may lawfully employ you in the UK. You undertake to indemnify and hold harmless the Company against all claims, costs, damages, liabilities and expenses which the Company may incur in connection with any claim that you were, or are, not so at liberty.

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3.	JOB TITLE AND DUTIES

3.1	You are employed as Managing Director, Europe. You will report to the Chief Operating Officer of the Company’s ultimate parent (your “manager”). You recognise and acknowledge that this position is one of trust and confidence and that you will have access to Confidential Information (as described in Clause 11.1 of this Agreement). This is a key position in which you have a special obligation to further the interests of the Company and of its Associated Companies and to develop its and/or their businesses.

3.2	During the continuance of your employment you will:

3.2.1	unless prevented by ill health or incapacity devote the whole of your attention and abilities to carrying out your duties under this Agreement;

3.2.2	faithfully and diligently perform such duties and exercise such powers consistent with them as your manager may from time to time properly assign to or confer on you (provided that such duties and powers are commensurate with your status and skills);

3.2.3	(if and so long as your manager so directs) perform and exercise the said duties and powers on behalf of any Associated Company and act as a director or other officer of any Associated Company;

3.2.4	do all in your power to protect promote develop and extend the business interests and reputation of the Company and of any Associated Companies;

3.2.5	at all times and in all respects conform to and comply with the Memorandum and Articles of the Company (as amended from time to time), with the policies and procedures of the Company and of any Associated Company that are in force from time to time and which relate to your employment, and with the lawful and reasonable directions your manager; and

3.2.6	promptly give to your manager (in writing if so requested) all such information explanations and assistance as it may require in connection with the business and affairs of the Company and any Associated Company for which you are required to perform duties.

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4.	REMUNERATION

4.1	Your salary will be paid at a rate of £200,000 per annum. Your Basic Salary will be reviewed during January 2006 and thereafter will be reviewed annually during the last quarter of each year but without any commitment on the Company to increase your Basic Salary. No salary review will result in a decrease in your Basic Salary.

4.2	Your Basic Salary will be paid monthly in arrears in twelve equal monthly instalments on or about the last day of each month by credit transfer into a bank or building society account nominated by you.

Deductions from wages

4.3	For the purposes of Part II of the Employment Rights Act 1996 you hereby authorise the Company to deduct from your Basic Salary, or any other sums due to you from the Company, any sums due from you to the Company, including without limitation any overpayment of salary, or in accordance only with clause 8.4 accrued holiday pay.

Expenses

4.4	You will be reimbursed for reasonable business expenses properly incurred in the performance of your duties in accordance with Company policy on submission of appropriate receipts and such supporting evidence as the Company may from time to time reasonably require.

4.5	Director’s liability insurance

The Company shall maintain in force directors’ liability insurance, at a reasonable level, in respect of the performance by you of your duties, excepting in respect of any claims which arise as the result of a criminal act, act of gross negligence or act in breach of your fiduciary duties as a director of the Company.

Fees

4.6	You shall not be entitled to any director’s or other fees from the Company or any Associated Company or to any fees in respect of any office you may hold as nominee or representative of the Company and/or of an Associated Company unless otherwise agreed in writing between the parties to this Agreement.

Bonus

4.7	Except in respect of the financial year ending 31 December 2005, you are entitled to receive an annual bonus of up to £100,000 per annum, depending on meeting and/or exceeding objectives set by your manager from time to time based on, inter alia, the Company’s annual financial targets. You acknowledge that if the objectives are not fully met, you may receive no bonus.

Service Agreement

4.8	Provided you have not given or been given notice to terminate your employment as at the date your bonus is payable, your bonus for the year ending 31 December 2005 (the “2005 Bonus”) will be:

£20,000 plus (£50,000 x A),

where “A” = the number of days you are actually employed in 2005
365

If the Company beats its financial targets for such financial year, “A” will be increased by three percent (3%) for every one percent (1%) that the Company is over target.

4.9	Your bonus will be paid annually once the Company's annual financial statements have been audited (which is anticipated to be in the first quarter after each financial year end of the Company) on or about the last day of the relevant month by credit transfer into a bank or building society account nominated by you.

4.10	If you have given or been given notice to terminate your employment as at the date your 2005 Bonus is payable, you will receive no 2005 Bonus. Otherwise, if your employment with the Company is terminated by the Company without Cause (as defined below) or by you for Good Reason (as defined below) before the date your next bonus is payable, you will be entitled to a pro rata amount for each full quarter you are employed by the Company, which will be paid once the Company’s financial statements for such quarter(s) have been finalised.

4.11	“Good Reason” means any one or more of the following grounds:

(i)	a change in your title(s), status, position or responsibilities without your written consent, which does not represent a promotion from your existing status, position or responsibilities, despite your written notice to the Company of your objection to such change and the Company’s failure to address such notice in a reasonable fashion within 30 days of such notice;

(ii)	the assignment to you of any duties or responsibilities which are inconsistent with your status, position or responsibilities, despite your written notice to the Company of your objection to such change and the Company’s failure to address such notice in a reasonable fashion within 30 days of such notice;

(iii)	if there is a reduction in your Basic Salary;

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(iv)	a breach by the Company of any material term or provision of this Agreement;

(v)	a relocation of the Company’s offices at First Floor, Euston Xchange, 194 Euston Road, London NW1 2DA to a location more than 35 miles from Euston Xchange, along with a request that you make the relocated office the primary office from which you work for the Company; unless the recommendation to change the Company’s offices in such a situation is made or endorsed by you.”

“Cause” shall refer only to any one or more of the following grounds:

(i)	commission of a material and substantive act of theft, including, but not limited to, misappropriation of funds or any property of the Company or any Associated Company;

(ii)	intentional engagement in activities or conduct clearly injurious to the best interests or reputation of the Company or any Associated Company which in fact result in material and substantial injury to the Company or any Associated Company;

(iii)	refusal to perform your assigned duties and responsibilities (so long as the Company does not assign any duties or responsibilities which would give the you Good Reason to terminate your employment) after receipt by you of written detailed notice and reasonable opportunity to cure;

(iv)	gross insubordination by you, which shall consist only of a wilful refusal to comply with a lawful written directive to you issued pursuant to a duly authorized resolution adopted by the Board of Directors of the Company (so long as the directive does not give the you Good Reason to terminate your employment);

(v)	the clear violation of any of the material terms and conditions of this Agreement or any written agreement or agreements you may from time to time have with the Company (following 30 days' written notice from the Company specifying the violation and your failure to cure such violation within such 30 day period);

(vi)	your substantial dependence, as determined by the Board of Directors of the Company, on alcohol or any narcotic drug or other controlled or illegal substance which materially and substantially prevents you from performing your duties hereunder; or

(vii)	the final and unappealable conviction of you of a crime, which, in the reasonable opinion of the Board of Directors of the Company adversely affects your ability to carry out your role or reputation of the Company.

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4.12	Any bonus payments will be subject to the deduction of income tax and national insurance contributions.

5.	PLACE OF WORK

5.1	Your normal place of work is the Company’s offices at First Floor, Euston Xchange, 194 Euston Road, London NW1 2DA or any such other place as the Company may from time to time reasonably require.

5.2	You will be required to work at other locations from time to time to meet the needs of the Company's business, both inside and outside the UK. You will be required to travel on the business of the Company to such places as may be reasonably necessary for the proper performance of your duties, both inside and outside the UK.

6.	HOURS OF WORK

6.1	The Company’s normal business hours are 9.00 am to 6.00 pm Monday to Friday (inclusive).

6.2	Your remuneration package is calculated on the basis that you will work as necessary during as well as outside normal business hours in order properly to perform your duties. Accordingly, you will not be paid for any additional hours worked outside normal business hours.

6.3	Because of the autonomous nature of your role, the duration of your working time is not measured or monitored, or determined by the Company and the limit on weekly working time set out in Regulation 4 of the Working Time Regulations 1998 (or such other regulations amending or subsisting those) from time to time) (the “Regulations”) does not apply to your employment.

7.	BENEFITS

Pension Scheme

7.1	You will be eligible for membership of such pension scheme as the Company may operate for the benefit of its employees in accordance with its obligations under the Welfare Reform and Pensions Act 1999 and the Stakeholder Pension Scheme Regulations 2000. The Company will not make contributions on your behalf into such scheme.

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7.2	A contracting-out certificate is not in force in respect of your employment with the Company for the purpose of the Pension Schemes Act 1993.

Share Options

7.3	On the Start Date and pursuant to the terms of the 2004 Stock Incentive Plan (the “Plan) and the stock option agreements issued in accordance with the Plan you will be granted options to acquire at Fair Market Value (as defined in the Plan) an aggregate of 65,000 shares of Common Stock of the Company’s Ultimate parent, of which 16,250 options will vest on each of the first four anniversaries of this Agreement. The board of directors of the Company’s Ultimate parent (“Board of Directors”) or its compensation committee (“the Compensation Committee”), as applicable, shall review your performance on an annual basis and pursuant to the same review process employed by the Board of Directors for its other executive officers. In connection with such annual review, you may be entitled to receive additional grants of stock options. Such additional options will be granted, if at all, in the sole discretion of the Board of Directors or the Compensation Committee on terms and conditions they determine. Notwithstanding the foregoing and provided you continue to be employed by the Company on the 2 January 2006 you shall receive an additional grant of stock options, again at Fair Market Value, on that date for 50,000 shares, subject to standard vesting and termination provisions.

7.4	If there is a change in control (as that term is used in the governing documents of any stock option agreement) of the Company’s Ultimate parent consummated:

(i) within three (3) months of the Start Date, 50% of any stock options granted to you shall fully vest on the date the change in control is consummated and shall remain exercisable during the term of such option(s) as if you were still employed by the Company; or

(ii) after three (3) months of the Start Date, any stock options granted to you shall fully vest on the date the change in control is consummated and shall remain exercisable during the term of such option(s) as if you were still employed by the Company.

Additionally, notwithstanding any provisions to the contrary in any stock option agreements or plans, if your employment with the Company is terminated by the Company without Cause or by you for Good Reason, any stock options granted to you shall immediately fully vest and remain exercisable during the term of such options.

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7.5	Notwithstanding anything herein to the contrary, the Company and/or its Ultimate parent, in its or their sole discretion, may grant you restricted stock units or other equity compensation in lieu of stock options, provided the substituted equity compensation gives you the opportunity to acquire the same or a substantially similar amount of equity ownership in the Company’s Ultimate parent as if you had been granted stock options, but adjusting such equity compensation award to take into account whether you are required to pay any consideration for the equity compensation as well as such other factors as the Board of Directors or the Compensation Committee, as applicable, shall determine in its or their sole discretion.

Change Of Control

7.6	Notwithstanding clauses 4.10 above and 10.1 to 10.4 inclusive below, if there is a change of control (as defined in clause 7.4 above), then you will be entitled to terminate your employment during the Window Period (as defined below) upon seven days’ written notice to the Company, in which case, the Company will pay you an amount equal to 100% of your then current annual Basic Salary, but shall not be liable to you for any further payment or compensation. The Basic Salary shall be paid in equal instalments over a twelve (12) month period after the date your employment terminates in accordance with the terms of this Agreement. “Window Period” shall mean the period of thirty (30) days beginning 180 days after a change of control. If your employment is terminated without notice or without payment in lieu of notice and without Cause, as defined in clause 4.11 at any time after a change of control (as defined in clause 7.4 above) through the end of the Window Period then, in lieu of any claim against the Company you may have based on termination of your employment, including as provided in Section 10 hereof (but excluding any claim in respect of the vesting of stock options as provided for in clause 7.4), you shall be entitled to 100% of your then current annual Basic Salary payable as set forth in the preceding sentence.

8.	HOLIDAY ENTITLEMENT

8.1	Your paid annual holiday entitlement is 25 days per year. In addition, you are entitled to a maximum of eight days’ holiday on recognised bank or public holidays. These entitlements include your statutory holiday entitlement under the Regulations which, in each holiday year, shall be deemed to be taken first. The Company’s holiday year is 1 January to 31 December.

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8.2	Holidays must be taken at times convenient to the Company. Reasonable notice of your intention to take holiday must be given to your manager and no holiday shall be taken without consent in writing from your manager. No single period of leave may exceed ten working days without the express consent of your manager.

8.3	The Company encourages employees to take all of their holiday entitlement in the relevant holiday year. If this is not possible, then, with the written consent of your manager, you may be permitted to carry a maximum of two days of your accrued holiday entitlement into the next holiday year.

8.4	On the termination of your employment other than for gross misconduct, outstanding holiday entitlement will be paid on a pro-rata basis at 1/260th of annual salary for each day owing (based on an accrual rate of 2.0833 days’ holiday per month). Deductions from final salary due to you on the termination of your employment will be made in respect of any holidays taken in excess of entitlement on the same basis. The Company reserves the right to require you to take holidays during any period of notice.

9.	SICKNESS/INCAPACITY

Notification procedure

9.1	If you are absent due to sickness or injury you must inform your manager or the Company’s HR Director no later than 10:00 am on the first day of absence.

9.2	You will be required to produce a self-certification form in respect of absences up to and including 5 working days. You must, on the 6th working day of any absence, provide the Company with a medical certificate stating the reason for the absence and thereafter provide a like certificate to cover any subsequent period of absence, in advance. The Company reserves the right at any time during your absence to ask you to produce a medical certificate.

9.3	The Company reserves the right to ask you to undergo a medical examination with a medical practitioner of its choosing at any time during a period of absence due to illness or incapacity subject to the provisions of the Access to Medical Reports Act 1988.

Sick pay

9.4	Subject to your complying with the notification procedures outlined above you will be paid your full salary entitlement, inclusive of any Statutory Sick Pay but less any other Social Security sickness benefit to which you are be entitled, for an aggregate of 30 working days of absence due to illness or injury in any consecutive 12 month period. Thereafter, any payment in excess of Statutory Sick Pay will be entirely at the Company’s discretion.

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9.5	If you are incapacitated as a result of any alleged action or wrong of a third party and you decide to claim damages in respect thereof, then you will use all reasonable endeavours to recover damages for loss of earnings over the period for which salary has been or will be paid to you by the Company under Clause 9.4 and will account to the Company for any such damages recovered (net of the reasonable costs of recovery and an amount not exceeding the actual salary paid or payable to you by the Company under Clause 9.4 in respect of the said period). You will keep the Company informed of the commencement, progress and outcome of any such claim.

9.6	For the purposes of the Data Protection Act 1998 (“the DPA”), in the event that you or a medical practitioner provides information to the Company concerning your health, you hereby expressly consent to the Company retaining such information on your personnel file for so long as is reasonably necessary for the purposes of ensuring that it complies in full with its obligations under health and safety legislation and of effectively managing the aspects of its business in which you are involved. You undertake to sign any additional consents that may be required for the Company to process such information for such purposes.

10.	TERMINATION

10.1	During the six (6) month period starting on your Start Date, either party may terminate your employment by giving to the other party not less than six (6) months’ notice in writing. At the end of such period, either party may terminate your employment by giving to the other party not less than twelve (12) months’ notice in writing.

10.2	The Company reserves the right to terminate your employment without notice, or without full notice, and to make a payment in lieu of notice. The said payment in lieu of notice shall be of a sum equal to the value of the Basic Salary which you would have received during the relevant notice period or part thereof and any bonus payable under clause 4.9 only.

No obligation to provide work

10.3	Where either party gives notice to terminate this employment or otherwise purports to terminate it, the Company may require you not to attend for work and/or not to undertake any or all of your duties or to allocate other duties to you, for such reasonable period as the Company may specify (the “Leave Period”).

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10.4	During the Leave Period the Company:

10.4.1	shall not be obliged to provide you with any work;

10.4.2	may require you to resign as a director of the Company or any Associated Company;

10.4.3	shall continue to pay your Basic Salary and provide any other benefits to which you are contractually entitled and you shall remain bound by the terms and conditions of this Agreement (your attention is particularly drawn to clause 12.1 below); and

10.4.4	may require that you do not contact any colleagues or actual or potential customers, clients or suppliers of the Company with whom you have had dealings in the course of your employment without the prior consent in writing of your manager and the Company’s HR Director;

10.4.5	may require that you do not directly or indirectly and in whatever capacity, engage in, carry on or be interested in, or be concerned with, or provide services to or for any other business trade or occupation whatsoever.

Immediate termination

10.5	The Company reserves the right to terminate your employment without notice and without compensation or payment in lieu of notice in certain circumstances, including, but not limited to, the following:

10.5.1	you are guilty of gross misconduct;

10.5.2	you commit any serious or (having been given notice in writing) persistent breach of any of your obligations, whether under this Agreement or otherwise, including poor performance or refusing or neglecting to comply with a reasonable and lawful order or failing to abide by the policies and procedures of the Company or any Associated Company that are in force from time to time;

10.5.3	you commit any act of dishonesty whether relating to the Company an Associated Company, an employee of the Company or associated Company or otherwise;

10.5.4	you have an interim receiving order made against you or you are adjudged bankrupt or enter into any composition or arrangement with or for the benefit of your creditors including a voluntary arrangement under the Insolvency Act 1986;

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10.5.5	you become of unsound mind or are or become a patient for the purposes of any statute relating to mental health;

10.5.6	you are or become prohibited by law from being a director;

10.5.7	you resign as a director of the Company or any Associated Company (without your manager’s written consent);

10.5.8	you are guilty of any conduct tending in the reasonable opinion of your manager to bring yourself, the Company or any Associated Company into disrepute; or

10.5.9	you are or become incapacitated for any cause whatsoever from performing your duties under this Agreement for more than 17 weeks in aggregate in any period of 52 consecutive weeks.

General

10.6	On termination of your employment for whatever reason, you shall immediately tender your resignation from any offices of the Company or any Associated Company that you may hold and from any other offices you may hold as nominee or representative of the Company and for any Associated Company by virtue of your employment without prejudice to any rights accruing to either party to this Agreement and without any claim for compensation.

10.7	The termination of your employment shall not affect those terms of this Agreement which are expressed to have effect after termination and shall be without prejudice to any accrued rights or remedies of the parties.

10.8	In the event of the termination of your employment or the commencement of the Leave Period, you hereby authorise the Company to appoint someone to be your attorney and in your name and on your behalf to sign, execute and do all such things as the Company thinks necessary or desirable to fully implement the resignations referred to in Clauses 10.3 and 10.5.

Return of Company Property

10.9	On termination of employment for whatever reason or at such earlier time as the Company may reasonably require you will immediately return to the Company in accordance with its instructions all equipment, Confidential Information documents, reports, notes, correspondence, discs, computer software and data and any copies thereof and any other property belonging to the Company or any Associated Company and which are in your possession, power or control.

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Retirement

10.10	The normal retirement age applicable to employees of the Company is 65.

11.	CONFIDENTIALITY

11.1	In addition to your common law obligations to keep confidential information secret, you must not disclose to any person, firm or company, otherwise than in the proper course of your duties or with the written consent of the Company, any trade secret or information of a confidential nature concerning the Business (as defined in clause 13.3) or any advertiser, partner, private label partner or prospective advertiser, partner or private label partner with whom the Company has had dealings during the course of your employment (respectively referred to in this Agreement as “Business Partners” and “Prospective Business Partners”), including, but not limited to:

11.1.1	any trade secret or confidential or secret information concerning the business development, affairs, future plans, business methods, connections, operations, accounts, finances, organisation, processes, policies or practices, designs, dealings, trading, software, or know-how relating to or belonging to the Company and/or to any Associated Company or any of its Business Partners or Prospective Business Partners;

11.1.2	confidential computer software, computer-related know-how, passwords, computer programmes, specifications, object codes, source codes, network designs, business processes, business logic, inventions, improvements and /or modifications relating to or belonging to the Company and/or any Associated Company;

11.1.3	details of the Company’s or any Associated Company’s financial projections or projects, prices or pricing strategy, advertising, marketing or development plans, product development plans or strategies, fee levels, commissions and commission structures, market share and pricing statistics, marketing surveys and research reports and their interpretation;

11.1.4	any confidential research, report or development undertaken by or for the Company or any Associated Company;

11.1.5	details of relationships or arrangements with, or knowledge of the needs or the requirements of, the Company’s or any Associated Company’s Business Partners or Prospective Business Partners;

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11.1.6	information supplied in confidence by customers, clients or any third party to which the Company or any Associated Company owes an obligation of confidentiality;

11.1.7	lists and details of contracts with the Company’s or any Associated Company’s actual or potential suppliers;

11.1.8	information of a personal or otherwise of a confidential nature relating to fellow employees, directors or officers of and/or consultants to, the Company and/or any Associated Company for which you may from time to time provide services;

11.1.9	confidential information concerning, or details of, any competitive business pitches, and/or target details;

11.1.10	any document or information marked as confidential on its face; or

11.1.11	any document or information which has been supplied to you in confidence or which you have been informed is confidential or which you might reasonably be aware is confidential.

Any information of the sort described in this clause 11.1 which you obtain or become aware of during the course of your employment under this Agreement or which, by virtue of your position, it may reasonably be assumed you have obtained or become aware of shall be “Confidential Information” for the purposes of this Agreement.

11.2	You undertake to use reasonable endeavours to prevent unauthorised publication or disclosure to any third party of any Confidential Information as defined in Clause 11.1 (save as may be required by law or a duly authorised regulatory body).

11.3	The provisions in Clauses 11.1 and 11.2 shall continue to apply after termination of employment, howsoever arising, without any time limit but shall cease to apply to any information or knowledge which may at any time come into the public domain other than through unauthorised disclosure.

11.4	Nothing in this clause 11 shall be construed or interpreted as preventing you from making a “protected disclosure” within the meaning of the Public Interest Disclosure Act 1998. In circumstances where you feel it is necessary for you to make such a disclosure, you should first raise the issue with your manager, or if your concerns relate to your manager, to an officer or officers of the Company who you believe are not involved or implicated in the relevant matter.

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12.	RESTRICTIONS DURING EMPLOYMENT

12.1	You shall not during the continuance of this employment, whether during or outside working hours, directly or indirectly and in whatever capacity, engage in, carry on or be interested in, or be concerned with, or provide services to or for any other business trade or occupation whatsoever without the prior written consent of your manager. This obligation does not preclude you from holding, by way of bona fide investment only, not more than 5% of any class of issued shares or other securities which are listed or dealt in on any recognised investment exchange.

12.2	You confirm that you have fully disclosed to the Company (and that you will continue promptly and fully to do so throughout this employment) all circumstances in respect of which there is or might be a conflict of interest between yourself (and including within this obligation your spouse and dependant children) and the Company and/or any Associated Company for which you may from time to time be required to provide services hereunder.

12.3	You shall not (and shall procure that your spouse and dependant children do not) deal or become or cease to be interested (within the meaning of Part 1 of Schedule 13 to the Companies Act 1985) in any shares or debentures of the Company or any Associated Company (including, for the avoidance of doubt, the Ultimate parent of the Company), except in accordance with the rules, as applicable and as amended from time to time, that are operated by the Company and any Associated Company and you will comply with all legal and regulatory requirements in relation to such matters.

13.	POST-TERMINATION RESTRICTIONS

13.1	You covenant with the Company for itself and as trustee for its Associated Companies that you shall not:

13.1.1	for a period of 12 months after termination of your employment, whether on your own behalf or on behalf of any other person, firm or company, directly or indirectly solicit or endeavour to solicit for the purposes of employment or engagement or offer employment or engagement to or employ or engage any Senior Employee of or consultant to the Company or any Associated Company with whom you have worked closely in the period of 12 months prior to the termination of your employment;

13.1.2	for a period of 12 months after termination of your employment, in competition with the Business, whether on your own behalf or on behalf of any other person, firm or company, directly or indirectly interfere with or seek to interfere with the continuance of supplies that are material to the continuation of the Business to the Company or any Associated Company from any supplier with whom you have dealt on behalf of the Company or any Associated Company in the period of 12 months prior to the termination of your employment;

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13.1.3	for a period of 12 months after termination of your employment, in competition with the Business, whether on your own behalf or on behalf of any other person, firm or company, directly or indirectly solicit or canvass business from or interfere with or accept orders from any person, firm or company who, within a period of 12 months prior to the termination of your employment, was a Business Partner of the Company or any Associated Company and with whom you had business dealings on behalf of the Company or any Associated Company in the course of your employment during the said 12 month period;

13.1.4	for a period of 12 months after termination of your employment, whether on your own behalf or on behalf of any other person, firm or company, solicit, obtain business from or interfere in the Company’s or any Associated Company’s dealings with any Prospective Business Partner with whom, within a period of 6 months prior to the termination of your employment, you were negotiating on behalf of the Company or any Associated Company;

13.1.5	for a period of 3 months after termination of your employment be employed or engaged in or otherwise, directly or indirectly, be involved with any company, person, firm or other entity which competes with that part of the Business with which you were involved or of which you had significant knowledge during the last 12 months of your employment, save that this restriction shall not preclude you from holding, by way of bona fide investment only, not more than 3% of any class of issued shares or other securities which are listed or dealt in on any recognised investment exchange.

13.1.6	at any time after the termination of your employment make use of any corporate or business name which is identical to or similar with or likely to be confused with the corporate names and/or business name or names of the Company or of any Associated Company or in any way hold yourself out as being connected with the Company or any Associated Company.

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13.2	Each of the restrictions set out in this Agreement and in each of the sub-clauses is an entirely separate, severable and independent restriction.

13.3	For the purposes of this Agreement:

13.3.1	“Business” shall mean the provision of performance based, key-word targeted marketing, advertising and e-commerce software development services via the Internet, as well as the offering of algorithmic search, toolbars, screensavers and other unique and effective interactive products and services that establish a direct relationship with Internet users, as carried out by the Company or any Associated Company during the course of your employment; and

13.3.2	“Senior Employee” shall mean a partner manager, sales manager, senior sales person, editorial manager, client services manager, senior software employee, software manager, senior technical employee, technical manager, financial controller, financial director, marketing director or other senior manager.

13.4	The length of any restriction under this Clause 13 will be reduced by the length of time immediately preceding termination of employment during any period of notice that you are required to remain away from work pursuant to Clause 10.2, save that any references to a period immediately preceding termination of your employment in Clause 13.1 shall be amended to be read as the same period immediately preceding the commencement of the Leave Period in such circumstances.

13.5	You acknowledge that the duration, extent and application of each of the restrictions in this Clause 13 are no greater than is necessary for the protection of the legitimate business interests of the Company and of Associated Companies with whom you are involved in the course of your employment and that the restrictions are reasonable in the circumstances.

14.	INTELLECTUAL PROPERTY RIGHTS

14.1	Subject to the Patents Act 1977 and the Copyright, Designs and Patents Act 1988, any invention, design, or copyright work, including without limitation all documents, data, drawings, specifications, articles, computer programmes, object codes, source codes, network designs, business logic, notes, sketches, drawings, reports, modifications, tools, scripts or other items (“Works”), made by you during the course of your employment with the Company (whether or not in the course of your duties) shall immediately upon creation or performance vest in and shall be and remain the sole and exclusive property of the Company, and you hereby irrevocably and unconditionally assign to the Company, all right, title and interest in and to the same.

Service Agreement

14.2	You must promptly notify the Company of any Works which you create, which will become the absolute property of the Company and you hereby unconditionally waive in favour of the Company all rights (if any) you may have under Chapter IV (moral rights) of the Copyright, Designs and Patents Act 1988 (or any foreign corresponding rights) in connection with the authorship of any Works, wherever in the world enforceable, including without limitation the right to be identified as the author of such Works and the right not to have such Works altered or subjected to derogatory treatment.

14.3	You agree to execute any formal and additional assignment required by the Company to vest or confirm the vesting in it of all rights in any Works as set out in this Clause 14 at the expense of the Company.

14.4	You hereby authorise the Company to appoint someone to be your attorney and in your name and on your behalf, to sign, execute and do all such things as the Company thinks necessary or desirable to fully vest or confirm the vesting in it of all rights in any works as set out in this Clause 14.

14.5	The terms and obligations of this Clause 14 shall survive the expiry or termination of your employment for any reason.

15.	GRIEVANCE AND DISCIPLINARY PROCEDURE

15.1	The Company’s disciplinary and grievance procedures that are in force from time will apply in relation to your employment, save that they will not form part of your contract of employment.

16.	DATA PROTECTION

16.1	In addition to the specific consent contained in Clause 9.6 relating to the processing of data concerning your health, you agree that by signing and dating this Agreement, you have given consent to the Company processing personal data concerning you in order to properly fulfil its obligations to you under this Agreement and as otherwise required by law in relation to your employment in accordance with the Data Protection Act 1998 (“the DPA”). Such processing will principally be for personnel, administrative and payroll purposes.

16.2	You accept and acknowledge that, if you are required at any time to work on behalf of the Company or an Associated Company overseas, the Company may need to pass your personal data to the person, firm or company with whom you are working anywhere in the world and you hereby expressly consent to the Company doing so. You further consent to the Company passing your personal data to the Company’s Ultimate parent in the United States of America for its personnel, payroll and administrative purposes.

Service Agreement

16.3	Without prejudice to your undertaking in clause 9.6, in the event that the Company or any Associated Company needs to process any “sensitive personal data” (as defined by the DPA) in relation to you for its legitimate business needs, you undertake to sign on request such express consents as may be required to enable it to do so.

17.	TELECOMMUNICATIONS

17.1	The Company has the right to monitor any and all aspects of its telephone and computer systems that are made available to you and to monitor, intercept and/or record any communications made by you, including any type of telephone, e-mail or Internet communications, for any purpose authorised under the Telecommunications (Lawful Business Practice) (Interception of Communications) Regulations 2000 and any amending or supplementary legislative or regulatory requirements and you hereby expressly consent to the Company doing so.

17.2	You are required to comply with all aspects of any policies that may from time to time be published by the Company concerning the use by its employees of equipment of the type referred to in clause 17.1 that it may make available for their use.

18.	ASSOCIATED AND PARENT COMPANY

18.1	For the purposes of this Agreement:

18.1.1	“Associated Company” means a company which is from time to time a subsidiary or a holding or parent company of the Company or a subsidiary (other than the Company) of a holding or parent company of the Company and, for the avoidance of doubt, includes the Company’s Ultimate parent;

18.1.2	“Ultimate parent” means MIVA, Inc, or any other company that becomes the ultimate parent company of the Company due to any corporate reorganisation; and

18.1.3	“subsidiary”, “parent company” and “holding company” have the meanings ascribed to them by section 736 and 756(a) of the Companies Act 1985 as originally enacted.

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19.	NOTICES

19.1	Any notice or other communication required or permitted to be given or made under this Agreement shall be in writing and may be delivered to the relevant party personally or sent by first class prepaid letter to the address of that party specified in this Agreement or to the party’s facsimile number at that address or to such other address or facsimile number as may be notified from time to time for this purpose by that party. Service at the last notified address or facsimile number shall be effective for the purposes of this Agreement notwithstanding the fact that either party may subsequently have changed its address or facsimile number without having notified the other party under the provisions of this Clause.

19.2	Unless the contrary shall be proved each such notice or communication shall be deemed to have been received, if by letter, 72 hours after posting and, if by personal delivery, when delivered. A notice by facsimile shall be deemed received on receipt by the sender of the correct answer back message.

20.	APPLICABLE LAW

20.1	English law shall apply to this Agreement and the parties to this Agreement submit to the jurisdiction of the English courts.

21.	MISCELLANEOUS

Collective Agreements

21.1	There are no collective agreements relating to your employment with the Company.

Legal Advice

21.2	You acknowledge that prior to entering into this Agreement you had the opportunity to take full and independent legal advice on the nature, extent and enforceability of your obligations under this Agreement and you confirm, in particular, that you fully understand the nature and extent of your obligations under Clauses 11, 12, 13 and 14 and you were advised that each of the several covenants contained in Clause 13 are probably valid and enforceable against you. You also acknowledge that your remuneration under this Agreement has been agreed on the basis that such covenants are binding and enforceable against you.

Other Offers

21.3	You agree that, if you apply for or are offered employment by or an appointment or engagement to provide Consultancy or other services to any other person, firm, company or organisation (other than an Associated Company) during your employment under this Agreement or during the continuance in force of any of the post termination obligations contained in it, you will promptly, and before entering into any such contract of employment or arrangement with any such third party, provide to such third party a copy of this Agreement in order to ensure that that party is fully aware of your obligations hereunder.

Service Agreement

Reconstruction or Amalgamation

21.4	Without prejudice to the provisions of clause 7.4 if your employment is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation, or as part of any arrangement for the amalgamation of the undertaking of the Company not involving liquidation, and you are offered employment with any concern or undertaking resulting from such reconstruction or amalgamation on terms and conditions generally not less favourable than the terms of this Agreement, then you shall have no claim against the Company in respect of the termination of this employment.

Waiver

21.5	No failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise by the Company of any right, power or privilege preclude any further exercise of any other right, power or privilege.

References

21.6	You agree that there shall be no obligation on the Company or any Associated Company to provide to any person, firm, company or other organisation a reference in respect of you (except in relation to your period of employment and job title) whether during or after the termination of your employment under this Agreement

Service Agreement

IN WITNESS whereof this Agreement has been executed as a deed by or on behalf of the parties hereto the day and year first above written.

EXECUTED as a Deed	)
)
by MIVA (UK) LIMITED
Director

and Director/ Secretary

or under Power of Attorney

SIGNED and DELIVERED as a Deed	)

by ADAM POULTER	)

Witness’ Signature

Name

Address

Occupation